Exhibit 99.1

MedAssets Signs Definitive Agreement to Acquire Sg2

Market Intelligence and Strategic Analytics Platform to Enrich MedAssets Leadership in Performance Improvement

ATLANTA (August 13, 2014) – MedAssets, Inc., (NASDAQ: MDAS) today announced it signed a definitive agreement to acquire privately held SG-2, LLC (Sg2) for approximately $142 million. Based in Skokie, Ill., Sg2 is a leading provider of healthcare market intelligence, strategic analytics and clinical consulting services that help more than 1,400 hospitals, health systems, as well as pharmaceutical and medical device companies understand current and future market dynamics in order to capitalize on growth and performance improvement opportunities.

“In today’s rapidly evolving healthcare environment, industry leaders cannot rely alone on analysis of past performance or even current best practices to drive strategic business decisions and adequately prepare for future market dynamics,” said John Bardis, chairman, president and chief executive officer, MedAssets. “Sg2’s predictive analytics, market intelligence and consulting expertise help healthcare executives formulate and forecast a highly-informed strategic path for future growth.

“Sg2’s knowledge and market insight is highly respected, and we share a common mission to help healthcare organizations make better decisions to improve performance,” added Bardis. “I am excited to have a strong presence in my home town of Chicago. We look forward to uniting our complementary capabilities to deliver greater value for our healthcare clients.”

“Since 2001, Sg2 has pioneered market analyses, intelligence and forecasting for hospitals and health systems,” said Steve Lefar, president and chief executive officer, Sg2. “Our combination with MedAssets will advance the market-leading intelligence, analytics and consulting capabilities of Sg2 that our clients rely on for their strategic decisions and will provide access to the additional capabilities and growth investment. Our mission to help clients understand, build and deliver the most effective Systems of CARE for their communities continues and accelerates.”

Michael Sachs, founder and chairman of Sg2, said, “I’m excited about Sg2 and MedAssets coming together to expand and complement capabilities. Sg2 will be able to have even greater impact and benefit to our clients and the industry.”

Sg2’s SaaS-based EDGE® intelligence and analytics platform provides a valuable lens into national, regional and local trends and forecasts throughout the full healthcare continuum. The EDGE platform enables healthcare organizations and other market participants to optimize their system of care in their community and business results while adapting towards a shift to value-based care models.

MedAssets believes this compelling combination of companies can propel further growth for the expanded business enterprise in several ways:

•	Improved channel access: MedAssets offers existing relationships with more than 4,400 U.S. acute care hospitals to provide a powerful sales and distribution channel for Sg2 software and services.

•	Broader data utilization: The addition of proprietary cost, claims reimbursement, and episode-of-care datasets and tools from MedAssets to Sg2 analytics promises to create innovative new products and additional value for providers.

•	Complementary business intelligence and consulting businesses: MedAssets Advisory Solutions capabilities — clinical resource management, process improvement, workforce management, revenue cycle consulting, and clinical, cost and operational analytics — complement Sg2’s strategic analytics and clinical business intelligence and consulting teams. Together, these expanded capabilities will help providers identify and act on the strategic and operational implications of the changing healthcare marketplace.

Transaction Details

Under the terms of the agreement, MedAssets will acquire Sg2 for approximately $142 million to be funded with cash on hand and borrowings under its existing credit facility. Sg2 financial results and additional terms of the transaction were not disclosed. The transaction is subject to customary closing conditions and regulatory approvals, and is expected to be completed within 60 to 90 days.

Deutsche Bank Securities Inc., is acting as the exclusive financial advisor to MedAssets in this transaction, and Willkie Farr & Gallagher LLP is acting as the company’s legal counsel. The Marwood Group acted as market research advisor during due diligence for the transaction. Robert W. Baird is acting as financial advisor to Sg2 in the transaction, and Freeborn & Peters is acting as its legal counsel.

About Sg2

Sg2’s analytics-based health care expertise helps hospitals and health systems integrate, prioritize and drive growth and performance across the continuum of care. Over 1,400 healthcare organizations around the world rely on Sg2’s analytics, intelligence, consulting and educational services. For more information, visit www.sg2.com.

About MedAssets

MedAssets (NASDAQ: MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. More than 4,400 hospitals and 122,000 non-acute healthcare providers currently use the company’s evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

Safe Harbor Statement

This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: 2014 financial guidance, and the Company’s ability to successfully integrate, achieve and capitalize on synergies associated with the proposed acquisition of Sg2. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and available at http://ir.medassets.com.The Company disclaims any responsibility to update any forward-looking statements.

Contacts:

MedAssets, Inc.	SG2-LLC

(Investors)	(Media)
Robert Borchert	Patrick Schuerer
678.248.8194	847 779 5300
rborchert@medassets.com	pschuerer@sg2.com

(Media)

Robin Wrinn

678.624.7420

rwrinn@medassets.com

mdas/F